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EXHIBIT 21: SUBSIDIARIES OF REGISTRANT

The Company owns 100% of the stock of the following Costa Rican Corporations:

1) Hotelera Caltico, S.A.;

2) Ecoproyecto San Luis, S.A (which owns 100% of Confluencia San Luis, S.A.);
and

3) Sociedad Protectora de la Fauna y Flora de Mal Pais, S.A. (which owns 100% of Corporacion Muxia, S.A.).



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